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Exhibit 4.7

REGAL CINEMAS CORPORATION

as Issuer

the Guarantors Party Hereto

and

U.S. BANK NATIONAL ASSOCIATION

Trustee

FIRST SUPPLEMENTAL INDENTURE

Dated as of April 17, 2002

9 3/8% SENIOR SUBORDINATED NOTES DUE 2012

        THIS FIRST SUPPLEMENTAL INDENTURE (the "Supplemental Indenture"), dated as of April 17, 2002, is made by and among REGAL CINEMAS CORPORATION, a Delaware corporation (the "Company"), the Guarantors party hereto and U.S. BANK NATIONAL ASSOCIATION, as Trustee (the "Trustee"), under the Indenture dated as of January 29, 2002 (the "Indenture"). Capitalized terms used herein and not otherwise defined shall have the meaning assigned to them in the Indenture.

W I T N E S S E T H:

        WHEREAS, the Company, the Guarantors, and the Trustee are parties to the Indenture, pursuant to which the Company issued $200 million of the Notes on the Issue Date (the "Original Notes") and the Guarantors have guaranteed all of the obligations of the Company with respect to the Notes on a senior subordinated basis;

        WHEREAS, the Indenture provides that, subject to Section 4.7 of the Indenture and applicable law, the Company may issue additional Notes under the Indenture and that the Notes issued on the Issue Date and any additional Notes subsequently issued shall be treated as a single class for all purposes under the Indenture;

        WHEREAS, pursuant to that certain Purchase Agreement, dated as of April 3, 2002, by and between the Company and the initial purchaser party thereto, the Company has agreed to issue an additional $150.0 million of additional Notes (the "Additional Notes");

        WHEREAS, the Indenture provides that the Company, the Guarantors and the Trustee may amend or supplement the Indenture, the Notes or any Guarantee, without the consent of any Holder of a Note to provide for the issuance of additional Notes in accordance with the limitations set forth in the Indenture as of the Issue Date;

        WHEREAS, in connection with the issuance of the Additional Notes, the Company and the Guarantors desire to amend the Indenture as provided in this Supplemental Indenture;

        WHEREAS, the Indenture provides that the Company, the Guarantors and the Trustee may amend or supplement the Indenture, the Notes or any Guarantee, without the consent of any Holder of a Note to cure any ambiguity, defect or inconsistency;

        WHEREAS, the Company and the Guarantors desire to amend the Indenture as provided in this Supplemental Indenture to cure ambiguities in the Indenture; and

        WHEREAS, the Company has delivered to the Trustee a resolution of its Board of Directors authorizing the execution of this Supplemental Indenture and an Officers' Certificate and Opinion of Counsel stating that the execution of the Supplemental Indenture is authorized and permitted by the Indenture.

        NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree as follows:

        SECTION 1.1.    Definitions. Section 1.1 of the Indenture is amended by replacing the definitions of "Exchange Offer" and "Registration Rights Agreement" in their entirety with the following new definitions:

        "Exchange Offer" means an offer that may be made by the Company pursuant to the Registration Rights Agreement to exchange Exchange Notes for the Notes issued on the Issue Date and the Notes issued on April 17, 2002.

        Registration Rights Agreement. means each of (i) the Registration Rights Agreement, dated as of the Issue Date, by and among the Company and the other parties named on the signature pages thereof, as such agreement may be amended, modified or supplemented from time to time and (ii) the Registration Rights Agreement, dated as of April 17, 2002, by and among the Company and the other parties named on the signature pages thereof, as such agreement may be amended, modified or supplemented from time to time.

        Series A Notes. means the 9 3/8% Series A Senior Subordinated Notes due 2012 issued on the Issue Date and the 9 3/8% Series A Senior Subordinated Notes due 2012 issued on April 17, 2002.

        SECTION 1.02.    "Permitted Investment" Definition. Section 1.1 of the Indenture is amended by replacing clause (e) of the definition of "Permitted Investment" in its entirety with the following text in order to replace a comma following the word "calculation" with a parenthesis so that a parenthetical may be closed and deleting the unnecessary paranthesis prior to the semi-colon at the end of clause (e):

        "(e) other Investments in any Person or Persons, provided, that after giving pro forma effect to each such Investment, the aggregate amount of all such Investments made on and after the Issue Date pursuant to this clause (e) that are outstanding (after giving effect to any such Investments that are returned to the Company or the Guarantor that made such prior Investment, without restriction, in cash on or prior to the date of any such calculation, but only up to the amount of the Investment made under this clause (e) in such Person) at any time does not in the aggregate exceed $10,000,000 (measured by the value attributed to the Investment at the time made or returned, as applicable);"

        SECTION 1.03.    Limitation on Sale of Assets and Subsidiary Stock. Clause (c) of Section 4.13 of the Indenture is amended by deleting the parenthesis immediately before the period in the penultimate sentence.

        SECTION 1.04.    Limitation on Dividends and Other Payment Restrictions Affecting Subsidiaries. Clause (10) of Section 4.10 of the Indenture is amended by replacing the "n" at the beginning of the clause with "in."

        SECTION 1.05.    Effectiveness. This Supplemental Indenture shall become effective on and as of the date the counterparts hereto shall have been executed and delivered by each of the parties hereto.

        SECTION 1.06. Governing Law. THE INTERNAL LAW OF THE STATE OF NEW YORK, INCLUDING WITHOUT LIMITATION, SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW, SHALL GOVERN AND BE USED TO CONSTRUE THIS FOURTH SUPPLEMENTAL INDENTURE.

        SECTION 1.07.    Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall constitute but one and the same instrument.

        SECTION 1.08.    Severability. In case any provision of this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

        SECTION 1.09.    Ratification. Except as expressly waived, amended or supplemented hereby, all of the terms of the Indenture shall remain and continue in full force and effect and are hereby confirmed in all respects and, as expressly waived, amended, or supplemented hereby, the Indenture is in all respects agreed to, ratified and confirmed by each of the Company, the Guarantors and the Trustee.

        SECTION 1.10.    Trustee. The Trustee accepts the trusts created by the Indenture, as supplemented by this Supplemental Indenture, and agrees to perform the same upon the terms and conditions of the Indenture, as amended and supplemented by this Supplemental Indenture.

        SECTION 1.11.    No Representations by Trustee. The recitals contained herein shall be taken as the statement of the Company and Guarantors, and the Trustee assumes no responsibility whatsoever for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture or for the due execution hereof by the Company and the Guarantors.

        SECTION 1.12.    Reaffirmation. The parties hereto make and reaffirm as of the date of execution of this Supplemental Indenture all of their respective representations, covenants and agreements set forth in the Indenture.

        SECTION 1.13.    Assignment. All covenants and agreements of the Company, the Guarantors, and the Trustee in this Supplemental Indenture shall bind each of their respective successors and assigns, whether so expressed or not.

        SECTION 1.14.    Third-Party Beneficiaries. Nothing in this Supplemental Indenture, express or implied, shall give to any Person, other than the parties hereto and their successors under the Indenture and the Holders of the Notes, any benefit or any legal or equitable right, remedy or claim under the Indenture or this Supplemental Indenture.

        SECTION 1.15.    Trust Indenture Act. If any provisions hereof limit, qualify or conflict with a provision of the Trust Indenture Act of 1939, as amended from time to time (the "TIA"), required under the TIA to be a part of and govern this Supplemental Indenture, the provisions of the TIA shall control. If any provision hereof modifies or excludes any provision of the TIA that may be so modified or excluded, the latter provisions shall be deemed to apply to this Supplemental Indenture as so modified or excluded, as the case may be.

        SECTION 1.16.    Unity. All provisions of this Supplemental Indenture shall be deemed to be incorporated in, and made a part of, the Indenture. The Indenture, as amended and supplemented by this Supplemental Indenture, shall be read, taken and construed as one and the same instrument.

(signature pages follow)

        IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed all as of the date and year first above written.

THE COMPANY: REGAL CINEMAS CORPORATION
By:	/s/ PETER B. BRANDOW Name: Peter B. Brandow Title: Executive Vice President and Secretary
THE GUARANTORS: REGAL CINEMAS, INC.
By:	/s/ PETER B. BRANDOW Name: Peter B. Brandow Title: Executive Vice President and Secretary
REGAL CINEMAS HOLDINGS, INC.
By:	/s/ PETER B. BRANDOW Name: Peter B. Brandow Title: Vice President and Secretary
REGAL CINEMAS GROUP, INC.
By:	/s/ PETER B. BRANDOW Name: Peter B. Brandow Title: Vice President and Secretary
R.C. COBB, INC,
By:	/s/ PETER B. BRANDOW Name: Peter B. Brandow Title: Vice President and Secretary
COBB FINANCE CORP.
By:	/s/ PETER B. BRANDOW Name: Peter B. Brandow Title: Vice President and Secretary
REGAL INVESTMENT COMPANY
By:	/s/ PETER B. BRANDOW Name: Peter B. Brandow Title: Vice President and Secretary

ACT III CINEMAS, INC.
By:	/s/ PETER B. BRANDOW Name: Peter B. Brandow Title: Vice President and Secretary
ACT III THEATRES, INC.
By:	/s/ PETER B. BRANDOW Name: Peter B. Brandow Title: Vice President and Secretary
ACT III INNER LOOP THEATRES, INC.
By:	/s/ PETER B. BRANDOW Name: Peter B. Brandow Title: Vice President and Secretary
A 3 THEATRES OF TEXAS, INC.
By:	/s/ PETER B. BRANDOW Name: Peter B. Brandow Title: Vice President and Secretary
A 3 THEATRES OF SAN ANTONIO, INC.
By:	A 3 Theatres of Texas, Inc., its General Partner
By:	/s/ PETER B. BRANDOW Name: Peter B. Brandow Title: Vice President and Secretary
GENERAL AMERICAN THEATRES, INC.
By:	/s/ PETER B. BRANDOW Name: Peter B. Brandow Title: Vice President and Secretary
BROADWAY CINEMAS, INC.
By:	/s/ PETER B. BRANDOW Name: Peter B. Brandow Title: Vice President and Secretary
TEMT ALASKA, INC.
By:	/s/ PETER B. BRANDOW Name: Peter B. Brandow Title: Vice President and Secretary

J.R. CINEMAS, INC.
By:	/s/ PETER B. BRANDOW Name: Peter B. Brandow Title: Vice President and Secretary
EASTGATE THEATRE, INC.
By:	/s/ PETER B. BRANDOW Name: Peter B. Brandow Title: Vice President and Secretary
THE TRUSTEE: U.S. BANK NATIONAL ASSOCIATION
By:	/s/ JULIE EDDINGTON Name: Julie Eddington Title: Assistant Vice President

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  Exhibit 4.7